Exhibit 10.1

TOPBUILD CORP.

EXECUTIVE SEVERANCE PLAN

As Amended and Restated Effective December 31, 2020

TOPBUILD CORP.

EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS

PREAMBLE1

ARTICLE 1
REFERENCES AND DEFINITIONS

1.1 “Accrued Compensation”1

1.2 “Affiliate”1

1.3 “Base Salary”1

1.4 “Beneficial Owner”2

1.5 “Board”2

1.6 “Cause”2

1.7 “Change in Control”2

1.8 “Change in Control Period”3

1.9 “Code”3

1.10 “Committee”3

1.11 “Company”3

1.12 “Disability”3

1.13 “Equity Awards”4

1.14 “ERISA”4

1.15 “Exchange Act”4

1.16 “Executive”4

1.17 “Good Reason”4

1.18 “Normal Retirement Age”4

1.19 “Participant”4

1.20 “Person”4

1.21 “Plan”4

1.22 “Tier 1 Participant”4

1.23 “Tier 2 Participant”5

1.24 “Tier CEO Participant” 5

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.5

2.2 Participation.5

2.3 Duration of Participation.5

2.4 Reemployment.5

2.5 Non-Compete, Non-Solicitation and Confidentiality Agreement.5

ARTICLE 3
PLAN BENEFITS

3.1 Tier CEO Participants -Termination Without Cause or for Good Reason, Unrelated to a Change in Control.5

3.2 Tier CEO Participants - Termination Without Cause or for Good Reason, in Connection with a Change in Control.7

3.3 Tier 1 Participants -Termination Without Cause or for Good Reason, Unrelated to a Change in Control.9

3.4 Tier 1 Participants - Termination Without Cause or for Good Reason, in Connection with a Change in Control.10

3.5 Tier 2 Participants - Termination Without Cause or for Good Reason12

3.6 Voluntary Resignation Prior to Normal Retirement Age; Termination for Cause.13

3.7 Disability; Death.13

3.8 Normal Retirement.14

3.9 Exclusive Remedy.14

ARTICLE 4
CONDITIONS AND LIMITATIONS ON BENEFITS

4.1 Release of Claims Agreement.15

4.2 Adherence to Non-Compete, Non-Solicitation and Confidentiality Agreement.15

4.3 Code Section 409A15

4.4 Limitation on Payments.16

ARTICLE 5
ADMINISTRATION OF THE PLAN

5.1 Powers and Duties of the Committee.17

5.2 Agents.17

5.3 Claims for Benefits.17

5.4 Hold Harmless.18

5.5 Service of Process.19

ARTICLE 6
AMENDMENT OR TERMINATION OF THE PLAN

6.1 Right to Amend or Terminate the Plan19

6.2 Notice of Amendment or Termination.19

6.3 Payment Upon Plan Termination.19

ARTICLE 7
GENERAL PROVISIONS AND LIMITATIONS

7.1 No Right to Continued Employment.19

7.2 Payment on Behalf of Payee.20

7.3 Nonalienation.20

7.4 Missing Payee.20

7.5 Required Information.20

7.6 Binding Effect.20

7.7 Merger or Consolidation.20

7.8 No Funding Created.20

7.9 Notices21

7.10 No Duty to Mitigate.21

7.11 Severability.21

7.12 Entire Plan; Construction.21

7.13 Governing Law.21

7.14 Tax Withholding; No Company Representation.21

EXHIBITS

Participating PositionsExhibit A

Non-Compete, Non-Solicitation and Confidentiality AgreementExhibit B

Severance Agreement, Waiver and ReleaseExhibit C

TOPBUILD CORP.
EXECUTIVE SEVERANCE PLAN

(as amended and restated effective December 31, 2020 (the “Restatement Effective Date”))

PREAMBLE

TopBuild Corp. hereby amends and restates this TopBuild Corp. Executive Severance Plan, effective as of December 31, 2020 (the "Restatement Effective Date"), to further the economic interests of the Company by providing severance benefits to selected Executives.

The Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the resultant uncertainty as to an Executive’s responsibilities, compensation, or continued employment, may result in the departure or distraction of the Executive, which may be detrimental to the financial performance of the Company.

The Board believes that it is in the best interests of the Company and its stockholders to (i) assure that the Company will have the continued dedication and objectivity of selected Executives, notwithstanding the possibility, threat, or occurrence of a Change in Control, and (ii) provide selected Executives with an incentive to continue their employment prior to a Change in Control and to motivate them to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

The Board also believes that it is important to the interest of the Company and its stockholders to provide selected Executives with certain severance benefits upon their termination of employment under certain non-Change in Control circumstances.

The Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from most other ERISA requirements. Distributions required or contemplated by this Plan, or actions required to be taken under this Plan, shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Executive, Participant, employee, or any other person.

ARTICLE 1
REFERENCES AND DEFINITIONS

Whenever used herein and capitalized, the following terms have the respective meanings indicated unless the context clearly requires otherwise.

1.1“Accrued Compensation” means all of a Participant’s accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Participant under any Company-provided plans, policies, or arrangements as of the Participant’s termination date.
1.2“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
1.3“Base Salary” means a Participant’s total annual base rate of pay as in effect immediately prior to the Participant’s termination of employment or, in the event of a termination during the Change in Control Period, if greater, at the level in effect immediately prior to the Change in Control. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code Section 401(k), (b) to a cafeteria plan under Code Section 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, commissions, reimbursed expenses, employer credits or contributions to a nonqualified deferred compensation plan (other than salary reduction contributions as described above), or any additional cash compensation or compensation payable in a form other than cash.

1.4“Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
1.5“Board” means the board of directors of TopBuild Corp.
1.6“Cause” means:
(a)	a Participant’s material failure to perform his or her stated duties, and the Participant’s continued failure to cure such failure to the reasonable satisfaction of the Company within ten (10) days following written notice of such failure to the Participant from the Committee;
(b)	a Participant’s material violation of a Company policy (including any insider trading policy) or any written agreement or covenant with the Company;
(c)	a Participant’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Participant’s performance of his or her employment duties);
(d)	a willful act by a Participant that constitutes gross misconduct and which is injurious to the Company;
(e)	a Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;
(f)	the unauthorized use or disclosure by a Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; or
(g)	a Participant’s willful failure to cooperate with an investigation by a governmental authority.

The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Committee and will, except as set forth below, be final and binding on all interested parties. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment relationship at any time.

Notwithstanding the foregoing, during the Change in Control Period, “Cause” shall mean (i) the willful and continued failure by the Participant (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the Participant’s position with the Company after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the Participant in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless committed, or omitted by the Participant in bad faith and without reasonable belief that the Participant’s act or failure to act was in, or not opposed to, the best interest of the Company. In addition, in the event of a dispute regarding the existence of Cause with respect to a termination during the Change in Control Period, a determination by the Committee as to the existence of Cause shall not be entitled to deference in the event of a claim described in Section 5.3(b) or 5.3(c) hereof.

1.7“Change in Control” means the occurrence of any of the following events:
(a)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (c)(i) below;
(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2020, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on January 1, 2020 or whose appointment, election or nomination for election was previously so approved or recommended;
(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company’s then-outstanding securities; or
(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
1.8“Change in Control Period” means the period beginning two (2) months prior to, and ending twenty-four (24) months following, a Change in Control.
1.9“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code and related Treasury Regulations are to such sections as they may from time to time be amended or renumbered.
1.10“Committee” means the Compensation Committee of the Board.
1.11“Company” means TopBuild Corp. and (except with respect to the definition of Change in Control) will be interpreted to include any subsidiary, parent or affiliate, if applicable, or any successor company thereafter.
1.12“Disability” means that a Participant has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate a Participant’s employment. In the event that a Participant resumes the performance of substantially all of his or her duties hereunder before his or her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

1.13“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
1.14“ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.
1.15“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
1.16“Executive” means an individual who is employed by the Company at the Vice President level or higher.
1.17“Good Reason” means a Participant’s voluntary termination, within thirty (30) days following the expiration of the Company cure period (discussed below), on account of the occurrence of one or more of the following without the Participant’s consent:
(a)	a material reduction by the Company of the Participant’s annual base salary as in effect immediately prior to such reduction;
(b)	the failure of the Company to obtain assumption of this Plan by any successor; or
(c)	a material change in the geographic location of the Participant’s principal workplace; provided that a relocation of less than fifty (50) miles from the Company’s headquarters will not be considered a material change in geographic location.

In addition, following a Change in Control, (i) a material reduction of the Participant’s authority, duties or responsibilities, relative to his or her authority, duties or responsibilities in effect immediately prior to such reduction, or (ii) a material reduction in a Participant’s annual incentive opportunity or the fair value of the Participant’s annual long-term incentive compensation award (in each case as compared to the levels in effect immediately prior to the Change in Control) will constitute Good Reason.

A Participant may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the initial existence of the Good Reason condition specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.  In addition, in the event of a dispute regarding the existence of Good Reason with respect to a termination during the Change in Control Period, a determination by the Committee with respect to Good Reason shall not be entitled to deference in the event of a claims described in Section 5.3(b) or 5.3(c) hereof.

1.18“Normal Retirement Age” means a Participant’s attainment of age sixty-five (65).
1.19“Participant” means any Executive who commenced participation in the Plan as provided in Article 2 and unless otherwise specified shall include each Tier CEO Participant, Tier 1 Participant, and Tier 2 Participant.
1.20“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
1.21“Plan” means the TopBuild Corp. Executive Severance Plan, as contained herein and as it may be amended from time to time hereafter.
1.22“Tier 1 Participant” means a Participant holding a position designated as qualifying the holder of the position as a Tier 1 Participant on Exhibit A hereto.

1.23“Tier 2 Participant” means a Participant holding a position designated as qualifying the holder of the position as a Tier 2 Participant on Exhibit A hereto.
1.24	“Tier CEO Participant” means a Participant holding a position designated as qualifying the holder of the position as a Tier CEO Participant on Exhibit A hereto.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1Eligibility. An Executive shall be eligible to become a Participant in the Plan if the Executive:
(a)	is a member of the Company’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1);
(b)	who is serving on the applicable date in one of the positions set forth on Exhibit A (which designation shall also identify the Executive as a Tier CEO Participant, a Tier 1 Participant, or a Tier 2 Participant), as adopted and amended by the Committee from time to time in accordance with the terms of the Plan; and
(c)	executes a Non-Compete, Non-Solicitation and Confidentiality Agreement pursuant to Section 2.5 below.
2.2Participation. An Executive who is eligible to become a Participant under Section 2.1 shall become a Participant as of the later of (a) the date the position is designated eligible in accordance with Section 2.1 (b) by the Committee, or (b) the date the Executive executes a Non-Compete, Non-Solicitation and Confidentiality Agreement pursuant to Section 2.5 below. For the avoidance of doubt, no Participant may qualify as to more than a single tier hereunder at the same time or as the result of the same acts or actions, in the event of any dispute as to qualification, the Committee shall make the final determination in its sole and absolute discretion.
2.3Duration of Participation. A Participant shall cease to be a Participant on the date the Participant is no longer eligible for or entitled to a benefit under this Plan. Notwithstanding anything herein to the contrary, an individual who is a Participant on the date of a Change in Control will remain a Participant during the Change in Control Period and during the Change in Control Period no Tier CEO Participant may be re-designated as a Tier 1 Participant or a Tier 2 Participant, and no Tier 1 Participant may be re-designated as a Tier 2 Participant.
2.4Reemployment. If a Participant who has incurred a termination of employment again becomes an Executive, the Executive may again become a Participant in accordance with Section 2.1 at the sole discretion of the Committee, but such reemployment shall not change, suspend, delay, or otherwise affect payment of any benefit otherwise payable to the Participant under the terms of the Plan.
2.5Non-Compete, Non-Solicitation and Confidentiality Agreement. Eligibility to participate in this Plan and the receipt of any severance payments or benefits (other than the Accrued Compensation) pursuant to this Plan is subject to Executive executing the Non-Compete, Non-Solicitation and Confidentiality Agreement in substantially the form attached hereto as Exhibit B.
ARTICLE 3
PLAN BENEFITS
3.1Tier CEO Participants -Termination Without Cause or for Good Reason, Unrelated to a Change in Control. If the Company terminates a Tier CEO Participant’s employment with the Company without Cause (excluding death or Disability) or if a Tier CEO Participant resigns from such employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then subject to Article 4, the Tier CEO Participant will receive the following:

(a)	Accrued Compensation. The Company will pay the Tier CEO Participant all Accrued Compensation as soon as administratively feasible after termination.
(b)	Severance Payment. The Tier CEO Participant will receive a lump-sum payment (less applicable withholding taxes) equal to two (2) years of the Tier CEO Participant’s Base Salary. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(c)	Bonus Payment. The Tier CEO Participant will receive a lump-sum payment equal to two hundred percent (200%) of the Tier CEO Participant’s target bonus as in effect for the fiscal year in which the Tier CEO Participant’s termination of employment occurs. For avoidance of doubt, the amount paid to the Tier CEO Participant pursuant to this subsection will not be prorated based on the actual amount of time the Tier CEO Participant is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. Such lump-sum amounts shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3. In addition to the bonus payment described above, the Tier CEO Participant will be eligible to receive a lump-sum payment equal to the bonus for the fiscal year in which his or her termination of employment occurs that the Tier CEO Participant would have earned had the termination of employment not occurred, determined based on the actual achievement of the applicable performance criteria over such fiscal year. The bonus payment to the Tier CEO Participant described in the preceding sentence shall be calculated pro rata based on the portion of the fiscal year during which the Tier CEO Participant was an active employee of the Company and shall be paid following the end of the fiscal year at the time bonus payments are made to active employees of the Company.
(d)	Continuation Coverage. If the Tier CEO Participant elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Tier CEO Participant and his or her eligible dependents, then (without limitation of the Tier CEO Participant’s rights under COBRA) the Company will provide continuation of the Tier CEO Participant’s medical insurance coverage for twenty-four (24) months. These benefits shall be provided by the Company to the Tier CEO Participant beginning immediately upon the date of the Tier CEO Participant’s termination of employment. Such benefits shall be provided to the Tier CEO Participant at the same coverage level and cost to the Tier CEO Participant as in effect immediately prior to the date of the Tier CEO Participant’s termination of employment. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Tier CEO Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Tier CEO Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount the Tier CEO Participant pays for such coverage) as taxable income to the Tier CEO Participant.

(e)	Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:
(i)	the Tier CEO Participant’s then-outstanding and unvested stock options will become vested pro rata as of his or her termination of employment date based on the portion of the vesting period during which the Tier CEO Participant was an active employee of the Company, and the Tier CEO Participant’s outstanding and vested stock options as of the Tier CEO

Participant’s termination of employment date will remain exercisable until the three (3) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant;
(ii)	the Tier CEO Participant’s then-outstanding and unvested performance shares or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier CEO Participant was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share or unit will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which the Tier CEO Participant was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and
(iii)	the Tier CEO Participant’s then-outstanding and unvested restricted stock or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier CEO Participant was an active employee of the Company.
3.2Tier CEO Participants - Termination Without Cause or for Good Reason, in Connection with a Change in Control. If the Company terminates a Tier CEO Participant’s employment with the Company without Cause (excluding death or Disability) or if a Tier CEO Participant resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Article 4, the Tier CEO Participant will receive the following:
(a)	Accrued Compensation. The Company will pay the Tier CEO Participant the Accrued Compensation as soon as administratively feasible after termination.
(b)	Severance Payment. The Tier CEO Participant will receive a lump-sum payment (less applicable withholding taxes) equal to three (3) years of the Tier CEO Participant’s Base Salary. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4.3.
(c)	Bonus Payment. The Tier CEO Participant will receive a lump-sum payment equal to three hundred percent (300%) of the greater of (i) the Tier CEO Participant’s target bonus as in effect for the fiscal year in which the Change in Control occurs, or (ii) the Tier CEO Participant’s target bonus as in effect for the fiscal year in which his or her termination of employment occurs. For avoidance of doubt, the amount paid to the Tier CEO Participant pursuant to this subsection will not be prorated based on the actual amount of time the Tier CEO Participant is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. In addition to the bonus payment described above, the Tier CEO Participant will receive a lump-sum payment equal to one hundred percent (100%) of his or her target bonus as in effect for the fiscal year in which his or her termination of employment occurs calculated pro rata based on the portion of the performance period during which the Tier CEO Participant was an active employee of the Company. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4.3.
(d)	Continuation Coverage. If the Tier CEO Participant elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for the Tier CEO Participant and his or her eligible dependents, then the Company will provide continuation of the Tier CEO Participant’s medical insurance coverage for thirty-six (36) months. These benefits shall be provided by the Company to the Tier CEO Participant beginning immediately upon the date of the Tier CEO

Participant’s termination of employment. Such benefits shall be provided to the Tier CEO Participant at the same coverage level and cost to the Tier CEO Participant as in effect immediately prior to the date of the Tier CEO Participant’s termination of employment. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Tier CEO Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Tier CEO Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to the Tier CEO Participant shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount the Tier CEO Participant pays for such coverage) as taxable income to the Tier CEO Participant.

(e)	Accelerated Vesting of Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:
(i)	one hundred percent (100%) of the Tier CEO Participant’s then-outstanding and unvested stock options will become vested in full;
(ii)	one hundred percent (100%) of the Tier CEO Participant’s then-outstanding and unvested performance shares or units will become vested in full; provided, however, that if an outstanding performance share or unit is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the performance share or unit will vest as to one hundred percent (100%) of the amount of the performance share or unit assuming the performance criteria had been achieved at target levels for the relevant performance period(s); and
(iii)	one hundred percent (100%) of the Tier CEO Participant’s then-outstanding and unvested restricted stock or units will become vested in full.
(f)	Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the Tier CEO Participant’s outstanding and vested stock options as of the Tier CEO Participant’s termination of employment date will remain exercisable until the twelve (12)-month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.
(g)	No Duplication of Benefits. For the avoidance of doubt, if (i) the Tier CEO Participant incurred a termination prior to a Change in Control that qualifies the Participant for severance payments under Section 3.1, and (ii) a Change in Control occurs within the two (2)-month period following the Tier CEO Participant’s termination of employment that qualifies the Tier CEO Participant for the superior benefits under this Section 3.2, then the Tier CEO Participant shall be entitled to the benefits calculated under this Section 3.2, less amounts already paid under Section 3.1.

3.3Tier 1 Participants -Termination Without Cause or for Good Reason, Unrelated to a Change in Control. If the Company terminates a Tier 1 Participant’s employment with the Company without Cause (excluding death or Disability) or if a Tier 1 Participant resigns from such employment for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then subject to Article 4, the Tier 1 Participant will receive the following:
(a)	Accrued Compensation. The Company will pay the Tier 1 Participant all Accrued Compensation as soon as administratively feasible after termination.
(b)	Severance Payment. The Tier 1 Participant will receive a lump-sum payment (less applicable withholding taxes) equal to one (1) year of the Tier 1 Participant’s Base Salary. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(c)	Bonus Payment. The Tier 1 Participant will receive a lump-sum payment equal to one hundred percent (100%) of the Tier 1 Participant’s target bonus as in effect for the fiscal year in which the Tier 1 Participant’s termination of employment occurs. For avoidance of doubt, the amount paid to the Tier 1 Participant pursuant to this subsection will not be prorated based on the actual amount of time the Tier 1 Participant is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. Such lump-sum amounts shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3. In addition to the bonus payment described above, the Tier 1 Participant will be eligible to receive a lump-sum payment equal to the bonus for the fiscal year in which his or her termination of employment occurs that the Tier 1 Participant would have earned had the termination of employment not occurred, determined based on the actual achievement of the applicable performance criteria over such fiscal year. The bonus payment to the Tier 1 Participant described in the preceding sentence shall be calculated pro rata based on the portion of the fiscal year during which the Tier 1 Participant was an active employee of the Company and shall be paid following the end of the fiscal year at the time bonus payments are made to active employees of the Company.
(d)	Continuation Coverage. If the Tier 1 Participant elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Tier 1 Participant and his or her eligible dependents, then (without limitation of the Tier 1 Participant’s rights under COBRA) the Company will provide continuation of the Tier 1 Participant’s medical insurance coverage for twelve (12) months. These benefits shall be provided by the Company to the Tier 1 Participant beginning immediately upon the date of the Tier 1 Participant’s termination of employment. Such benefits shall be provided to the Tier 1 Participant at the same coverage level and cost to the Tier 1 Participant as in effect immediately prior to the date of the Tier 1 Participant’s termination of employment. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Tier 1 Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Tier 1 Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount the Tier 1 Participant pays for such coverage) as taxable income to the Tier 1 Participant.

(e)	Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:

(i)	the Tier 1 Participant’s then-outstanding and unvested stock options will become vested pro rata as of his or her termination of employment date based on the portion of the vesting period during which the Tier 1 Participant was an active employee of the Company, and the Tier 1 Participant’s outstanding and vested stock options as of the Tier 1 Participant’s termination of employment date will remain exercisable until the three (3) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant;
(ii)	the Tier 1 Participant’s then-outstanding and unvested performance shares or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier 1 Participant was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share or unit will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which the Tier 1 Participant was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and
(iii)	the Tier 1 Participant’s then-outstanding and unvested restricted stock or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier 1 Participant was an active employee of the Company.
3.4Tier 1 Participants - Termination Without Cause or for Good Reason, in Connection with a Change in Control. If the Company terminates a Tier 1 Participant’s employment with the Company without Cause (excluding death or Disability) or if a Tier 1 Participant resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Article 4, the Tier 1 Participant will receive the following:
(a)	Accrued Compensation. The Company will pay the Tier 1 Participant the Accrued Compensation as soon as administratively feasible after termination.
(b)	Severance Payment. The Tier 1 Participant will receive a lump-sum payment (less applicable withholding taxes) equal to two (2) years of the Tier 1 Participant’s Base Salary. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4.3.
(c)	Bonus Payment. The Tier 1 Participant will receive a lump-sum payment equal to two hundred percent (200%) of the greater of (i) the Tier 1 Participant’s target bonus as in effect for the fiscal year in which the Change in Control occurs, or (ii) the Tier 1 Participant’s target bonus as in effect for the fiscal year in which his or her termination of employment occurs. For avoidance of doubt, the amount paid to the Tier 1 Participant pursuant to this subsection will not be prorated based on the actual amount of time the Tier 1 Participant is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. In addition to the bonus payment described above, the Tier 1 Participant will receive a lump-sum payment equal to one hundred percent (100%) of his or her target bonus as in effect for the fiscal year in which his or her termination of employment occurs calculated pro rata based on the portion of the performance period during which the Tier 1 Participant was an active employee of the Company. Such lump-sum amount shall be payable upon the later of: (A) sixty (60) days following termination of employment, or (B) such later date required by Section 4.3.
(d)	Continuation Coverage. If the Tier 1 Participant elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for the Tier 1 Participant and his or her eligible dependents, then the Company will provide continuation of the Tier 1 Participant’s medical insurance coverage for twenty four (24) months. These benefits shall be provided by the Company to the Tier 1 Participant beginning immediately upon the date of the Tier 1 Participant’s termination of employment. Such benefits shall be provided to the Tier 1 Participant at the same coverage level and cost to the Tier 1 Participant as in effect immediately prior to the date of the Tier 1 Participant’s termination of employment. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Tier 1 Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Tier 1 Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to the Tier 1 Participant shall comply with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount the Tier 1 Participant pays for such coverage) as taxable income to the Tier 1 Participant.

(e)	Accelerated Vesting of Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:
(i)	one hundred percent (100%) of the Tier 1 Participant’s then-outstanding and unvested stock options will become vested in full;
(ii)	one hundred percent (100%) of the Tier 1 Participant’s then-outstanding and unvested performance shares or units will become vested in full; provided, however, that if an outstanding performance share or unit is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the performance share or unit will vest as to one hundred percent (100%) of the amount of the performance share or unit assuming the performance criteria had been achieved at target levels for the relevant performance period(s); and
(iii)	one hundred percent (100%) of the Tier 1 Participant’s then-outstanding and unvested restricted stock or units will become vested in full.
(f)	Extended Post-Termination Exercise Period. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the Tier 1 Participant’s outstanding and vested stock options as of the Tier 1 Participant’s termination of employment date will remain exercisable until the twelve (12)-month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.
(g)	No Duplication of Benefits. For the avoidance of doubt, if (i) the Tier 1 Participant incurred a termination prior to a Change in Control that qualifies the Participant for severance payments under Section 3.3, and (ii) a Change in Control occurs within the two (2)-month period following the Tier 1 Participant’s termination of employment that qualifies the Tier 1 Participant for the superior benefits under this Section 3.4, then the Tier 1 Participant shall be entitled to the benefits calculated under this Section 3.4, less amounts already paid under Section 3.3.

3.5Tier 2 Participants - Termination Without Cause or for Good Reason.  If the Company terminates a Tier 2 Participant’s employment with the Company without Cause (excluding death or Disability) or if a Tier 2 Participant resigns from such employment for Good Reason, whether or not such termination occurs during the Change in Control Period, then subject to Article 4, the Tier 2 Participant will receive the following:
(a)Accrued Compensation. The Company will pay the Tier 2 Participant all Accrued Compensation as soon as administratively feasible after termination.
(b)Severance Payment. The Tier 2 Participant will receive a lump-sum payment (less applicable withholding taxes) equal to six (6) months’ of the Tier 2 Participant’s Base Salary. Such lump-sum amount shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3.
(c)	Bonus Payment. The Tier 2 Participant will receive a lump-sum payment equal to fifty percent (50%) of the Tier 2 Participant’s target bonus as in effect for the fiscal year in which the Tier 2 Participant’s termination of employment occurs. For avoidance of doubt, the amount paid to the Tier 2 Participant pursuant to the preceding sentence will not be prorated based on the actual amount of time the Tier 2 Participant is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs. Such lump-sum amounts shall be payable upon the later of: (i) sixty (60) days following termination of employment, or (ii) such later date required by Section 4.3. In addition to the bonus payment described above, the Tier 2 Participant will be eligible to receive a lump-sum payment equal to the bonus for the fiscal year in which his or her termination of employment occurs that the Tier 2 Participant would have earned had the termination of employment not occurred, determined based on the actual achievement of the applicable performance criteria over such fiscal year. The bonus payment to the Tier 2 Participant described in the preceding sentence shall be calculated pro rata based on the portion of the fiscal year during which the Tier 2 Participant was an active employee of the Company and shall be paid following the end of the fiscal year at the time bonus payments are made to active employees of the Company.
(d)	Continuation Coverage. If the Tier 2 Participant elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Tier 2 Participant and his or her eligible dependents, then (without limitation of the Tier 2 Participant’s rights under COBRA) the Company will provide continuation of the Tier 2 Participant’s medical insurance coverage for six (6) months. These benefits shall be provided by the Company to the Tier 2 Participant beginning immediately upon the date of the Tier 2 Participant’s termination of employment. Such benefits shall be provided to the Tier 2 Participant at the same coverage level and cost to the Tier 2 Participant as in effect immediately prior to the date of the Tier 2 Participant’s termination of employment. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Tier 2 Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Tier 2 Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, the Company will report the value of the group health plan coverage (less any amount the Tier 2 Participant pays for such coverage) as taxable income to the Tier 2 Participant.

(e)	Equity Awards. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement:

(i)	the Tier 2 Participant’s then-outstanding and unvested stock options will become vested pro rata as of his or her termination of employment date based on the portion of the vesting period during which the Tier 2 Participant was an active employee of the Company, and the Tier 2 Participant’s outstanding and vested stock options as of the Tier 2 Participant’s termination of employment date will remain exercisable until the three (3) month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant;
(ii)	the Tier 2 Participant’s then-outstanding and unvested performance shares or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier 2 Participant was an active employee of the Company; provided, however, that if an outstanding performance share is to be determined based on the achievement of performance criteria, then the performance share or unit will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share shall be calculated pro rata based on the portion of the performance period during which the Tier 2 Participant was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and
(iii)	the Tier 2 Participant’s then-outstanding and unvested restricted stock or units will become vested pro rata as of his or her termination date based on the portion of the vesting period during which the Tier 2 Participant was an active employee of the Company.

3.6 Voluntary Resignation Prior to Normal Retirement Age; Termination for Cause. If a Participant’s employment with the Company terminates (i) voluntarily by the Participant (other than for Good Reason and prior to Normal Retirement Age), or (ii) for Cause by the Company, then the Participant will irrevocably forfeit the benefits under this Plan and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon such resignation or termination for Cause:

(a)	Forfeiture of Equity Awards. All outstanding and unvested Equity Awards will be immediately forfeited upon the Participant’s voluntary resignation or termination of employment for Cause.
(b)	Post-Termination Exercise Period. Upon the Participant’s resignation, the Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable until the three (3)-month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant. Upon the Participant’s termination for Cause, the Participant’s outstanding and vested stock options shall not be exercisable as of the Participant’s termination of employment date.
3.7Disability; Death. If the Company terminates a Participant’s employment as a result of the Participant’s Disability, or a Participant’s employment terminates due to the Participant’s death, then the Participant will irrevocably forfeit the benefits under this Plan and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon death or termination due to Disability:
(a)	Accelerated Vesting of Equity Awards.
(i)	One hundred percent (100%) of the Participant’s then-outstanding and unvested stock options will become vested in full;

(ii)	the Participant’s then-outstanding and unvested performance shares or units will become vested pro rata as of the Participant’s termination date based on the portion of the vesting period during which he or she was an active employee of the Company; provided, however, that if an outstanding performance share or unit is to be determined based on the achievement of performance criteria, then the performance share or unit will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share or unit shall be calculated pro rata based on the portion of the performance period during which the Participant was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and
(iii)	one hundred percent (100%) of the Participant’s then-outstanding and unvested restricted stock or units will become vested in full.
(b)	Extended Post-Termination Exercise Period. The Participant’s outstanding and vested stock options as of the Participant’s termination of employment date will remain exercisable until the twelve (12)-month anniversary of the termination of employment date; provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth (10th) anniversary of the original date of grant.
3.8Normal Retirement. If a Participant resigns employment on or after the Normal Retirement Age under circumstances other than those described in Sections 3.1, 3.2, 3.3, 3.4, or 3.5 above, then the Participant will irrevocably forfeit the benefits under this Plan and will not be entitled to receive the severance or other benefits hereunder other than the Accrued Compensation. Notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, the following provisions shall apply with respect to grants of equity compensation upon termination on or after the Normal Retirement Age:
(a)	Accelerated Vesting of Equity Awards.
(i)	the Participant’s then-outstanding and unvested performance shares or units will become vested pro rata as of the Participant’s termination date based on the portion of the vesting period during which he or she was an active employee of the Company; provided, however, that if an outstanding performance share or unit is to be determined based on the achievement of performance criteria, then the performance share or unit will be determined based on the actual performance and attainment of the performance criteria over the relevant performance period(s), but the performance share or unit shall be calculated pro rata based on the portion of the performance period during which the Participant was an active employee of the Company and paid or delivered following the end of the relevant performance period(s) in accordance with the provisions of any applicable equity compensation plan and/or individual award agreement; and
(ii)	one hundred percent (100%) of the Participant’s then-outstanding and unvested restricted stock or units will become vested in full.
(b)	Extended Post-Termination Exercise Period. The Participant’s outstanding stock options as of the Participant’s termination of employment date will vest in accordance with the terms of the applicable award agreement, but will remain exercisable until the earlier of the original maximum term or the tenth (10th) anniversary of the original date of grant.
3.9Exclusive Remedy. In the event of a termination of a Participant’s employment as set forth in this Article 3, the provisions of Article 3 are intended to be and are exclusive and in lieu of any other rights to severance pay or remedies to which the Participant is entitled, whether at law, tort or contract, in equity, or under the Plan (other than the payment of the Accrued Compensation).

ARTICLE 4
CONDITIONS AND LIMITATIONS ON BENEFITS
4.1Release of Claims Agreement. The receipt of any severance payments or benefits (other than the Accrued Compensation) pursuant to the Plan is subject to the Participant signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit C (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Participant will forfeit any right to severance payments and any other benefits under the Plan. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
4.2Adherence to Non-Compete, Non-Solicitation and Confidentiality Agreement. The receipt of any severance payments or other benefits (other than the Accrued Compensation) pursuant to this Plan is subject to the Participant executing and adhering to the provisions of the Non-Compete, Non-Solicitation and Confidentiality Agreement (the “Non-Compete Agreement”) in substantially the form attached hereto as Exhibit B. A Participant will forfeit any entitlement to the severance payments or other benefits (other than the Accrued Compensation) pursuant to this Plan upon the Participant’s breach of the Non-Compete Agreement. To the extent permitted by law, if the Company determines that a Participant has breached the Non-Compete Agreement, it will immediately cease any further payments and benefits under the Plan, and it will have the right to seek repayment of any such payments or benefits that have already been provided, without prejudice to any other remedies that may be available to the Company.
4.3Code Section 409A.
(a)	Notwithstanding anything to the contrary in the Plan, no severance pay or benefits to be paid or provided to a Participant, if any, pursuant to the Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (together, the “Deferred Payments”) will be paid or otherwise provided until the Participant incurs a “separation from service” within the meaning of Code Section 409A. Similarly, no severance payable to the Participant, if any, pursuant to the Plan that otherwise would be exempt from Code Section 409A will be payable until the Participant incurs a “separation from service” within the meaning of Code Section 409A.
(b)	It is intended that, to the maximum extent permitted under Code Section 409A, none of the severance payments under the Plan will constitute Deferred Payments but rather will be exempt from Code Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4.3(d) below or resulting from an involuntary separation from service as described in Section 4.3(e) below. However, any severance payments or benefits under the Plan that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Participant’s separation from service, or, if later, such time as required by Section 4.3(c). Except as required by Section 4.3(c), any installment payments that would have been made to the Participant during the sixty (60) day period immediately following the Participant’s separation from service but for the preceding sentence will be paid to the Participant on the sixtieth (60th) day following the Participant’s separation from service and the remaining payments will be made as provided in the Plan.
(c)	Notwithstanding anything to the contrary in the Plan, if the Participant is a “specified employee” within the meaning of Code Section 409A at the time of the Participant’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Participant dies following his or her separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this subsection will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)	Any amount paid under the Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 4.3(a) above.
(e)	Any amount paid under the Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Code Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 4.3(a) above. Code Section 409A Limit means two (2) times the lesser of: (i) a Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of his or her separation from service, and with such adjustments as are set forth in Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Participant’s separation from service occurs.
(f)	The foregoing provisions are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.
4.4Limitation on Payments. In the event that the severance and other benefits provided for under the Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 4.4, would be subject to the excise tax imposed by Code Section 4999, then the Participant’s benefits under Article 3 will be either:
(a)	delivered in full, or
(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Code Section 4999,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (A) reduction of cash payments; (B) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (C) cancellation of accelerated vesting of equity awards; (D) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.

Any determination required under this Section 4.4 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Firm”), whose determination will be conclusive and binding upon all interested parties. For purposes of making the calculations required by this Section 4.4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 4.4.

ARTICLE 5
ADMINISTRATION OF THE PLAN
5.1Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan, including, but not limited to, complying with reporting and disclosure requirements, if any, and establishing and maintaining Plan records. The Committee may delegate to any Executive or other employee of the Company all or a portion of its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee. In the exercise of the Committee’s sole and absolute discretion, the Committee shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits. The Committee shall have the maximum discretion permitted under law to interpret the Plan, and all decisions of the Committee shall be final and binding on all interested parties, subject to the last paragraph of Section 1.6 and Section 5.3 below.

No individual serving as a Committee member or at the request of the Committee shall be entitled to act on or decide any matter relating solely to him or her or any of his or her rights or benefits under the Plan. In the event an individual is unable to act on any matter by reason of the foregoing restriction, the remaining Committee members shall act on such matter. The Committee shall not receive any special compensation for serving in the capacity of Committee but shall be reimbursed for any reasonable expenses incurred in connection herewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee in any jurisdiction.

5.2Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Company or an affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.
5.3Claims for Benefits. Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.
(a)	Initial Claim Review. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:
(i)	The specific reason or reasons for which the claim was denied;
(ii)	Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Committee relied to deny the claim;
(iii)	A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and
(v)	In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in the Department of Labor Regulation Section 2560.503-1(g)(1)(v).

If special circumstances require the extension of the forty-five (45)-day or ninety (90)-day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90)-day period, or if the claim is on account of Disability, for not more than two additional thirty (30)-day periods.

(b)	Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Board, and the Board or its designee shall review the appeal (“appeal official”). If no such review is requested, the initial decision of the Committee will be considered final and binding.

The appeal official’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the appeal official relied to deny the appeal. The appeal official shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

The appeal official’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the appeal official expects to render a decision and will be provided to the Claimant prior to the expiration of the initial forty-five (45)-day or sixty (60)-day period.

Notwithstanding the foregoing, in the case of a claim on account of Disability:

(i)	The review of the denied claim shall be conducted by a party who is neither the individual who made the benefit determination nor a subordinate of such person; and
(ii)	No deference shall be given to the initial benefit determination. For issues involving medical judgment, the reviewing party must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
(c)	Legal Proceedings Regarding Claims. Claimants must follow the claims procedures included in this Section before taking action in any other forum regarding a claim. Any suit or legal action initiated by a Claimant must be brought by the Claimant no later than one (1) year following a final decision on the claim under these claims procedures. The one (1)-year statute of limitations on suits for benefits shall apply in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it.
(d)	Legal Fee Reimbursement. In the event of a good faith dispute by a Participant regarding benefits under the Plan with respect to a termination occurring during the Change in Control Period, the Company shall reimburse to the Participant, promptly upon receipt of reasonable documentation (which must be submitted within the six-month period following the date upon which the expense is incurred), the Participant’s reasonable legal fees incurred in connection with such dispute.
5.4Hold Harmless. To the maximum extent permitted by law, the members of the Committee and the Board shall not be personally liable by reason of any contract or other instrument executed by such members or on such members’ behalf in their capacity as the administrator of the Plan nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Committee and each other officer, employee, or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, willful misconduct or bad faith.

5.5Service of Process. The Committee or such other person designated by the Committee shall be the agent for service of process under the Plan.
ARTICLE 6
AMENDMENT OR TERMINATION OF THE PLAN
6.1Right to Amend or Terminate the Plan.
(a)	Prior to a Change in Control, the Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participant or other person. Following a Change in Control, the Plan may be amended or terminated only with the prior written consent of all Participants.
(b)	In no event shall an amendment or termination modify, reduce, or otherwise affect the Company’s obligations under the Plan made before the amendment or termination, as such obligations are defined under the provisions of the Plan existing immediately before such amendment or termination.
6.2Notice of Amendment or Termination. Notice of any amendment requiring notification under Section 6.1(b) hereof, or termination of the Plan, shall be given by the Committee to each Participant and any other person entitled to a benefit hereunder.
6.3Payment Upon Plan Termination. If the Plan is terminated, the Company may distribute all vested, accrued benefits under the Plan in a single lump-sum payment after the date the Plan is terminated if and to the extent permitted under Code Section 409A and the related Treasury Regulations and other guidance issued thereunder. Accordingly, the Company may accelerate Deferred Payments hereunder in accordance with one of the following:
(a)	the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A);
(b)	the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or
(c)	such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.
ARTICLE 7
GENERAL PROVISIONS AND LIMITATIONS
7.1No Right to Continued Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or affect the right of the Company to dismiss any employee. The adoption and maintenance of the Plan shall not constitute a contract between the Company and an Executive or consideration for, or an inducement to or condition of, the employment of any Executive.

7.2Payment on Behalf of Payee. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or had died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institute maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment hereunder. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.
7.3Nonalienation. No interest, expectancy, benefit, payment, claim, or right of any Participant under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or any other person; (b) subject to the debts, contracts, liabilities or torts of the Participant or any other person; or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. If a Participant or any successor in interest hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Committee may hold or apply the same or any part thereof for the benefit of the Participant or the spouse, children, or other dependents of the Participant, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.
7.4Missing Payee. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five (5) years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within three (3) months after such mailing, such person has not made written claim therefor, the Committee may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid as of the date payment would have been made shall be paid to such person without interest or earnings accruals due to late payment.
7.5Required Information. Each Participant shall file with the Committee such pertinent information concerning himself or herself, or such other person as the Committee may specify, and no Participant or any successor in interest shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.
7.6Binding Effect. Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and any successor in interest of the Participant.
7.7Merger or Consolidation. In the event of a merger or consolidation by the Company with another entity, or the acquisition of substantially all of the assets or outstanding ownership interests of the Company by another entity, the obligations and responsibilities of the Company under this Plan shall be assumed by any such successor or acquiring entity, and all of the rights, privileges, and benefits of the Participants hereunder shall continue.
7.8No Funding Created. All payments provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments made to a Participant or other person from any such trust shall relieve the Company from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Company and any other person.

7.9Notices.
(a)	General. Notices and all other communications contemplated by the Plan will be in writing and will be deemed to have been duly given when sent electronically or personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of a Participant, notices will be sent to the e-mail address or addressed to the Participant at the home address, in either case which the Participant most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer or the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer or General Counsel.
(b)	Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 7.9(a). Such notice will indicate the specific termination provision under the Plan relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.
7.10No Duty to Mitigate. A Participant will not be required to mitigate the amount of any payment contemplated by the Plan, nor will any such payment be reduced by any earnings that the Participant may receive from any other source.
7.11Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
7.12Entire Plan; Construction. This document and any written amendments hereto (including any resolutions of the Company, the Committee or the Board) contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. Unless otherwise indicated, all references to Articles, Sections, and subsections shall be to the Plan as set forth in this document. The Article titles and the captions preceding Sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the masculine pronoun shall be deemed to include the feminine and neuter and the singular to include the plural, and vice versa in each instance, unless the context clearly indicates otherwise.
7.13Governing Law. This Plan shall be governed by and construed under the laws of the State of Florida, without regard to conflicts of law provisions, to the extent not preempted by ERISA or other applicable federal law.
7.14Tax Withholding; No Company Representation. All payments made pursuant to this Plan will be subject to withholding of applicable income, employment and other taxes. The Company does not represent or guarantee that any particular federal, state or local income, payroll or other tax treatment will result from this Plan or the benefits provided hereunder.

Each Participant, for himself or herself and his or her successors in interest, assumes full responsibility for all of his or her portion of federal, state and local taxes arising from the payments provided hereunder and by accepting benefits hereunder agrees to indemnify and hold the Committee, the Company and the Board harmless from any and all tax consequences, including interest and/or penalties, related to taxes owed and payable by the Participant or any successor in interest.

*          *          *

Approved by the Board of Directors of the Company on the 11th day of December, 2020, to be effective as of the Restatement Effective Date.

EXHIBIT A

Participating Positions and Tiers:

Chief Executive Officer – Tier CEO

Chief Operating Officer – Tier 1

Chief Financial Officer – Tier 1

General Counsel – Tier 1

Chief Human Resources Officer – Tier 1

President, TruTeam – Tier 1

President, Service Partners – Tier 1

President, Commercial Construction – Tier 1

Senior Vice President – M&A – Tier 1

Controller – Tier 2

Chief Information Officer – Tier 2

Vice President – Supply Chain – Tier 2

Vice President – Investor Relations – Tier 2

Vice President – Innovation and Marketing – Tier 2

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EXHIBIT B

NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (“Agreement”) between _______________(“Executive”) and TopBuild Corp. (together with its Affiliates, the “Company”), is effective as of _______________, 20__.

Background

A.The Company and its Affiliates are engaged in the business of selling, distributing and installing a wide range of products for new residential and commercial construction and existing home improvement projects throughout the United States, including, but not limited to insulation, gutters, fireplaces and fire doors. The Company’s business depends upon the preservation of goodwill and continued confidentiality of proprietary information and trade secrets.

B.The Company wishes to employ Executive on an at-will basis as a ____________, and Executive wishes to be so employed by the Company in this capacity.

C.The Company will train Executive in its business, and in carrying out Executive’s duties.  Executive will become familiar with the Company’s confidential information and trade secrets and will acquire experience, skills and knowledge related to the Company’s business.

D.The parties agree that this Agreement is necessary to safeguard against the unauthorized disclosure or use of the Company’s confidential information and to preserve its goodwill and ongoing business value.

THEREFORE, in consideration of Executive’s employment by the Company and Executive’s eligibility to participate in the TopBuild Corp. Executive Severance Plan (the “Plan”), subject to the terms of the Plan, the Company’s willingness to disclose certain confidential information to Executive, the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

NON-DISCLOSURE

1.Confidential Information. Executive acknowledges that the Company has certain trade secrets and other confidential and proprietary information which it has acquired and developed, and will acquire and develop, at great effort and expense. Such information includes, without limitation, confidential information, whether in tangible or intangible form, regarding the Company’s products, services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer lists, requirements, creditworthiness, preferences and similar matters), product concepts, designs, specifications, research and development efforts, technical data and know-how, sales information (including pricing and other terms and conditions of sale), financial information, internal procedures, techniques, forecasts, methods, trade information, software programs, project requirements, inventions, trademarks, trade names, and all other information which is not generally known to those outside the Company (collectively, “Confidential  Information”). Confidential Information does not include information that is or becomes available to the public other than as a result of disclosure by Executive.
2.Restricted Use of Confidential Information. In the course of Executive’s employment, Executive will have access to and may help develop Confidential Information. Except as required in the performance of Executive’s duties, Executive will not, either during Executive’s employment or at any time thereafter, disclose any Confidential Information to others or use the Confidential Information for Executive’s own benefit or for the benefit of others. All records, files, and documents relating to the Company’s business shall remain the sole property of the Company and may not be copied without written permission. Upon the termination of Executive’s employment, Executive agrees to promptly return all records, files, documents and other materials relating to the Company’s business, whether in hard copy or electronic format. Executive shall not retain copies of such materials.

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3.Nothing in this Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Executive’s employment, or this Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications.  Pursuant to 18 U.S.C. § 1833(b), Executive understands that the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

NON-SOLICITATION AND NON-COMPETITION

4.Need for Covenants. Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information, reputation, goodwill (both associated with its trade name and geographic area of business), and its customer, supplier and employee relationships. Executive further understands that Executive will benefit from those investments and efforts. Executive acknowledges that Executive’s use of any such matters to compete against the Company in an unrestricted manner would be unfair and detrimental to the Company. Executive agrees that taking advantage of any of the above-identified investments of time, money or effort expended by the Company would unfairly place the Executive at a competitive advantage over Company. Executive further acknowledges the Company’s need to protect its business interests by reasonably restricting Executive’s ability to compete with the Company. Finally, Executive acknowledges that the Company would not employ, or continue to employ, Executive, or extend to Executive eligibility to participate in the Plan, without Executive’s agreement to be bound by the provisions of this Agreement.
5.Definitions.
(a)	“Affiliate” means, as to any person or entity, any other person or entity (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person or entity or (ii) that has the power directly or indirectly to direct or cause the direction of the management and policies of such person or entity, through the ownership of voting securities, by contract or otherwise.
(b)	“Competitive Capacity” means performing the same or similar duties as those performed by Executive on behalf of the Company at any time during the 24 month period preceding the date of Executive’s termination of employment.
(c)	“Competitive Products” means any product or service offered by the Company in the Territory or any product or service that directly or indirectly competes with or is substantially similar to such product or service. For illustrative purposes, these products may include insulation distribution and installation.
(d)	“Competitor” means any person or entity (including Executive or an entity that Executive becomes affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Products within the Territory.

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(e)	“Customer” means all customers and actively sought prospective customers of the Company with whom Executive had material contact in the performance of Executive’s duties at any time during the twenty-four (24) month period preceding the date of Executive’s termination of employment.
(f)	“Territory” means the United States of America.
(g)	“Restricted Period” means the period of Executive’s employment with the Company or an Affiliate and for a period of twelve (12) months following the date of Executive’s termination of employment for any reason, whether voluntary or involuntary.
(h)	“Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, employee, salesperson, independent contractor, agent, or consultant for any other individual or entity.
6.Non-Solicitation/Non-Interference. During the Restricted Period, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:
(a)	Contact or otherwise solicit any employee, consultant, or independent contractor of the Company with the intention of encouraging such person to terminate his or her employment or other relationship with the Company, or employ or otherwise hire or engage any such person;
(b)	Solicit, call upon, accept work and/or orders for product from, or initiate communication or contact with any Customer for the purpose of offering Competitive Products to such Customer, or otherwise offer Competitive Products to such Customer;
(c)	Solicit, call upon or initiate communication or contact with any Customer, vendor or supplier of the Company for the purpose of encouraging such person to terminate, place elsewhere or reduce the volume of its business with the Company; or
(d)	Otherwise attempt to directly or indirectly interfere with the Company’s business or its relationships with its employees, independent contractors, vendors, suppliers or Customers.
7.Non-Competition. During the Restricted Period, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:
(a)	(i) Have an ownership or financial interest in a Competitor, (ii) advise or consult with a Competitor concerning competitive activity in the Territory, or (iii) otherwise be employed by or provide services in a Competitive Capacity to a Competitor in the Territory;
(b)	Engage in the production, sale or distribution of Competitive Products in the Territory; or
(c)	Market, sell, or otherwise offer or provide Competitive Products in the Territory.

GENERAL PROVISIONS

8.Survival/Independent Agreement. Unless expressly set forth in a document signed by both parties, the restrictive covenants set forth herein shall survive the termination of this Agreement and the termination of Executive’s employment for any reason, voluntary or involuntary. Executive’s obligations hereunder are independent of Executive’s employment. Any breach or alleged breach by the Company of any obligation to Executive shall not affect the binding nature of Executive’s obligations under this Agreement or excuse or terminate Executive’s obligations hereunder.
9.Scope. If any provision of this Agreement is found to be invalid in any jurisdiction, in whole or in part, such provision shall remain valid in all other jurisdictions. If any court determines that any provision of this Agreement is unenforceable because of the duration or scope of such provision, such provision shall not be rendered

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void, and such court shall have the power to amend the scope or duration of such provision, and in its amended form, such provision shall remain in full force and effect. If any provision of this Agreement is found to be void or unenforceable for any reason, all remaining provisions of this Agreement shall remain in full force and effect.
10.Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure the Company’s damages from a breach or threatened breach of this Agreement by Executive, but that such breach or threatened breach could result in damages that would be significant and irreparable. Executive agrees that the Company shall be entitled, in addition to any other remedies available at law, to seek injunctive or other equitable relief against such breach or threatened breach. If the Company prevails in any action brought to enforce this Agreement, the Company shall be entitled to costs and attorneys’ fees incurred by it in such action. Notwithstanding any agreements to arbitrate disputes, the parties agree that a temporary restraining order, temporary injunctive relief, or permanent injunctive relief may be pursued and secured in court under Paragraph 10 to prevent immediate harm without waiving any party’s ability to have all issues of final relief and damages made subject to sole and exclusive arbitration procedures.
11.Miscellaneous. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
12.Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law provisions.
13.Amendments; Assignments. No modification, amendment, extension or waiver of this Agreement shall be binding unless in writing and signed by the parties. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion. This Agreement shall inure to the benefit of, and be binding upon the parties and their heirs, administrators, successors and assigns, and may be assigned by the Company to its successors and assigns and Affiliates. Executive may not assign any rights or obligations hereunder without the written consent of the Company.
14.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE
Dated:________________________________	By:___________________________________
Name:_________________________________

COMPANY
Dated:________________________________	TOPBUILD CORP.
By:___________________________________
Name:_________________________________
Title:__________________________________

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EXHIBIT C

SEVERANCE AGREEMENT, WAIVER AND RELEASE

The parties to this Severance Agreement, Waiver and Release (this “Agreement”), ____________ (“Executive”) and ______________, its affiliates, parents, successors, predecessors, and subsidiaries (collectively, the “Company”) agree that:

Executive and the Company wish to end their at-will employment relationship effective ____________ in a manner that is satisfactory to both Executive and the Company.

Executive and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1.In exchange for the Company’s promises in this Agreement, Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Executive, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”), completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Executive may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement, with the sole and limited exception of the rights and claims reserved in Paragraph 2. The Effective Date of this Agreement is the date it is signed by Executive.
2.Executive understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, including [insert references to applicable state and local statutes], federal or state public policy, damages, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

This Agreement does not include, and Executive does not waive, any rights or claims: (1) which may arise after Executive signs this Agreement; (2) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (3) for benefits in which Executive has a vested right under any pension plans; (4) which cannot be released by law; (5) to enforce this Agreement; (6) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, (e.g., the Equal Employment Opportunity Commission); or (7) for indemnification with respect to Executive’s services to the Company or an affiliate. Executive agrees, however, to waive and release any right to receive any monetary award from such proceedings described in item (6) of the preceding sentence. Nothing in this Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Executive’s employment, or this Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications

3.Except as set forth in Paragraph 2, Executive agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to any third party at any time, other than to Executive’s attorneys,

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taxing authorities, accountants, or as otherwise required by law. Executive agrees to use Executive’s best efforts to ensure that the terms of this Agreement are kept confidential by Executive’s spouse, heirs, assigns, attorneys, etc. Executive is not prohibited from disclosing the terms of this Agreement to Executive’s spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms, or as otherwise required by law or court order.
4.In exchange for Executive’s promises contained herein, the Company agrees to provide Executive the benefits set forth in the TopBuild Corp. Executive Severance Plan (the “Plan”) subject to the provisions of the Plan.
5.The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Agreement in full force and effect.
6.Executive declares and expressly warrants that Executive is not Medicare eligible, that Executive is not a Medicare beneficiary, and that Executive is not within 30 months of becoming Medicare eligible; that Executive is not 65 years of age or older; that Executive is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that Executive has not received Social Security benefits for 24 months or longer; and/or that Executive has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is not appealing any denial of Social Security disability benefits.

Executive affirms, covenants and warrants that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement. Because Executive is not a Medicare recipient as of the date of this release, Executive is aware of no medical expenses that Medicare paid and for which the Released Parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

7.In compliance with the Older Workers Benefit Protection Act, Executive is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Executive understands and agrees that (a) by signing this Agreement, Executive waives and releases any claims Executive might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Executive has twenty one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Executive waives by virtue of Executive’s execution of the Agreement during the consideration period; and (c) after Executive signs this Agreement and it becomes effective, Executive has seven days from that date to change Executive’s mind and revoke the Agreement. To revoke the Agreement, Executive must clearly communicate Executive’s decision in writing to by the seventh day following the Effective Date of this Agreement. Executive understands and agrees that should Executive revoke Executive’s release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligations under this Agreement and the Plan will become null and void.
8.Executive agrees that Executive will not, in any way, disparage the Company or any of the Released Parties. Further, Executive and the Company agree that they will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Executive or the Company.
9.Executive acknowledges that, through Executive’s employment with the Company, Executive has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”). Executive acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information. Executive acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in Executive’s memory or has been compiled or created by Executive, including but not limited to: business plans; product designs, drawings and formulas; test and development data; customer or prospective customer, vendor,

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supplier and distributor information; financial information; marketing strategies; pending projects and proposals; personnel and payroll records; pricing data; contract terms; proprietary production processes; third party information that the Company has a duty to maintain as confidential; and other business-related information, which, if made available to the Company’s competitors or the public, would be advantageous to such competitors and detrimental to the Company. Executive agrees that Executive has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement. If Executive has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Executive agrees to contact _______________________.  Pursuant to 18 U.S.C. § 1833(b), Executive understands that the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
10.This Agreement contains the complete understanding between the parties, with the sole and limited exception of the Plan and the Non-Compete, Non-Solicitation and Confidentiality agreement between the Company and Executive dated                     , 20___, which shall remain in full force and effect. The parties agree that no promises or agreements will be binding or will modify this understanding unless in writing and signed by both parties.
11.The terms of the TruTeam Dispute Resolution Policy, as currently in effect as of the date of this Agreement (a copy of which has been provided to Executive), are incorporated into this Agreement and shall apply to any alleged or actual breaches of this Agreement or any other claims arising out of Executive’s employment with the Company and its affiliates that are not otherwise released by this Agreement.
12.This Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum. If Executive signs a facsimile copy of this Agreement, Executive also will provide the Company with a conforming original copy.
13.The validity, construction, and interpretation of this Agreement and the rights and duties of the parties to this Agreement will be governed by the laws of the State of Florida, without regard to any state conflict of law rules.

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

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EXECUTIVE
Dated:________________________________	By:___________________________________
Name:_________________________________

COMPANY
Dated:________________________________	TOPBUILD CORP.
By:___________________________________
Name:_________________________________
Title:__________________________________

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